Exhibit 99

Contact:
Katie Zarich
Manager – External Communications
(317) 650-6804
Katie.zarich@cummins.com

For Immediate Release

February 14, 2017

Chris Clulow Named Vice President – Corporate Controller

Columbus, Indiana – Cummins Inc. (NYSE: CMI) announced that Chris Clulow has been named Vice President – Corporate Controller and will begin his new role March 1. He replaces Marsha Hunt, who has been appointed to the Financial Accounting Standards Board for a term beginning July 1, 2017. This public service to the U.S. financial markets requires her to leave her role at Cummins.

“This is a significant honor for Marsha and is well deserved given her continued dedication to the financial accounting profession and her involvement with the accounting standard setting process for over 20 years. I want to thank her for all her contributions over the last 14 years at Cummins,” said Pat Ward, Cummins Vice President and Chief Financial Officer.

“A strong Corporate Controller is crucial to our Company’s success as we support the business in pursuit of our goals, while also maintaining a strong control environment,” continued Ward. “Chris’ deep experience with Cummins in different operating segments and leadership positions, together with his previous public accounting background, will be invaluable to his new role and ensures a smooth transition.”

Chris joined Cummins in 2004 as a director in the Sarbanes-Oxley compliance group. From there, he moved into various positions within the Engine Segment, before becoming controller of the High Horsepower Engine Business in 2008. In 2011, after becoming the controller for the MidRange Engine Business, he also took on responsibilities for strategy, as well as the Heavy Duty and Light Duty portions of the business.

In 2014 he became the controller of the Components Segment where he has led the finance and strategy organizations within the Segment, ensuring delivery of financial objectives, key business initiatives and helping the leadership team develop a roadmap for future growth. He is a Six Sigma Green Belt and graduate of Cummins Executive Leadership Development Program.

Prior to joining Cummins, Chris worked in public accounting for 10 years at both Ernst & Young and Coopers & Lybrand.

He holds a bachelor’s degree in accounting and finance from Miami University in Oxford, Ohio, and resides with his wife and children in Columbus, Indiana.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,400 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,400 dealer locations. Cummins earned $1.39 billion on sales of $17.5 billion in 2016. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

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